Exhibit 10.4

AGREEMENT AND PLAN OF MERGER

by and among

ARCADE RENTAL INVESTMENTS 2 LLC

PARAMOUNT GROUP, INC.,

a Maryland corporation,

and

THE EQUITY HOLDER

of

ARCADE RENTAL INVESTMENTS 2 LLC

Dated as of November 24, 2014

SCHEDULES

Schedule 1.07	Merger Consideration

Exhibit A	Form of Letter of Transmittal

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (including all exhibits and schedules, this “Merger Agreement”) is made and entered into as of November 6, 2014, by and among PARAMOUNT GROUP, INC., a Maryland corporation (the “Company”), ARCADE RENTAL INVESTMENTS 2 LLC, a Delaware limited liability company (“Arcade 2 LLC”), and the equity holder whose name appears on the signature pages hereto (the “Equity Holder”). Defined terms used herein and not defined in the body of this Merger Agreement shall have the meanings set forth in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Contribution Agreement, dated as of November 6, 2014, (the “Contribution Agreement”) by and among the Company, Arcade Rental Investments 2, Inc., a Delaware corporation (“Arcade 2”), and the sole stockholder of Arcade 2 (the “Stockholder”) pursuant to which, among other matters, the parties thereto will effect the Contribution;

WHEREAS, the board of directors of Arcade 2 and the Stockholder have approved, subject to, and following the closing of the Contribution, the conversion of Arcade 2 from a Delaware corporation to a Delaware limited liability company named Arcade 2 Rental Investments LLC (the “Conversion”), which will be the successor of Arcade 2;

WHEREAS, as part of the Formation Transactions, following the Conversion, Arcade 2 LLC will merge with and into the Company, with the Company as the surviving entity (the “Merger”) and in consideration thereof the Equity Holder will receive shares of Company Common Stock (“Company Shares”);

WHEREAS, the board of directors of the Company and the stockholder of the Company have approved and authorized, subject to and following the closing of the Conversion, the Merger in accordance with applicable Laws and the Company’s Organizational Documents;

WHEREAS, Arcade 2 LLC and the Equity Holder have approved and authorized, subject to and following the closing of the Conversion, the Merger in accordance with applicable Laws and Arcade 2 LLC’s Organizational Documents; and

WHEREAS, the Conversion became effective as of the date hereof upon the filing of the Certificate of Conversion and the Certificate of Formation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Merger Agreement, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. At the Effective Time, subject to and upon the terms and conditions of this Merger Agreement and in accordance with applicable Laws, Arcade 2 LLC shall be merged with and into the Company, whereby the separate existence of Arcade 2 LLC shall cease, and the Company shall continue its existence under Maryland General Corporation Law as the surviving entity in the Merger (sometimes referred to as the “Surviving Entity”).

Section 1.02 Merger Closing. The closing of the Merger and the other transactions contemplated hereby (the “Merger Closing” or the “Merger Closing Date”) shall occur after the Conversion and concurrently with the closing of the IPO (the “IPO Closing”), or up to one (1) day prior to, but conditioned upon the prior occurrence of the Conversion and subsequent occurrence of, the IPO Closing. The Merger Closing shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018, or as mutually agreed between the Company and Arcade 2 LLC. In connection with the foregoing, the parties hereto hereby agree that the specific order in which the Contribution, the Merger Closing, the IPO Closing and the closing of the other transactions that are part of or related to the Formation Transactions occur shall be as determined by the Company, provided, however, that the Contribution shall precede the Conversion and the Conversion shall precede the Merger Closing.

Section 1.03 Effective Time. On the Merger Closing Date (or on such other date as the Company and Arcade 2 LLC may agree) the Company and Arcade 2 LLC shall file, or shall cause to be filed, a certificate of merger or similar document with respect to the Merger (the “Certificate of Merger”) as may be required by applicable Laws with the Secretary of State of each applicable jurisdiction, providing that the Merger shall become effective upon filing or, if agreed upon by the Company and Arcade 2 LLC, as of such other date or time as is set forth in the Certificate of Merger (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with, the relevant provisions of applicable Laws.

Section 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Merger Agreement, the Certificate of Merger and applicable Laws.

Section 1.05 Organizational Documents. At the Effective Time, the Organizational Documents of the Company, as in effect immediately prior to the Effective Time, shall be the Organizational Documents of the Surviving Entity until thereafter amended as provided therein or in accordance with applicable Laws.

Section 1.06 Directors and Officers of the Surviving Entity. The directors and officers of the Company immediately prior to the Effective Time shall be and become the directors and officers of the Surviving Entity as of the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Entity.

Section 1.07 Conversion of Equity Interests.

(a) Under and subject to the terms and conditions of this Merger Agreement, the Equity Holder is entitled to receive as a result of and upon consummation of the Merger, the Merger Consideration set forth under the heading “Arcade 2 LLC” in Schedule 1.07.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Arcade 2 LLC or the Equity Holder, each outstanding equity interest in Arcade 2 LLC (each an “Equity Interest”) shall be converted automatically into the right of the Equity Holder to receive Company Shares, in the amount set forth opposite his name under the heading “Arcade 2 LLC” in Schedule 1.07 (the “Merger Consideration”).

(c) No fractional Company Shares shall be issued to the Equity Holder pursuant to this Merger Agreement. If aggregating all Company Shares that the Equity Holder otherwise would be entitled to receive as a result of the Merger would require the issuance of a fractional Company Share, the Equity Holder shall instead be entitled to receive one full Company Share in lieu of such fractional Company Share.

(d) From and after the Effective Time, each Equity Interest converted into the right to receive the Merger Consideration pursuant to Section 1.07(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder of such Equity Interest so converted shall thereafter cease to have any rights as an equity holder, except the right to receive the Merger Consideration applicable thereto.

Section 1.08 Tax Treatment. It is intended that, for U.S. federal income tax purposes, that the Contribution, Conversion and Merger shall, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Merger Agreement and the Contribution Agreement constitute, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

Section 1.09 Payment of Merger Consideration.

(a) After the Effective Time, upon surrender by the Equity Holder of his Equity Interests together with a duly executed letter of transmittal in the form attached hereto as Exhibit A and the certificates, if any, evidencing such Equity Interests to the Company, the Equity Holder shall be entitled to receive from the Company in exchange therefor the Merger Consideration to which the Equity Holder is entitled (less the Indemnity Holdback Amount). Risk of loss and title to the Equity Interests of the Equity Holder shall pass only upon delivery to the Company of such duly executed letter of transmittal and the certificates, if any, evidencing such Equity Interests. The full amount of the Indemnity Holdback Amount shall be retained from the Merger Consideration otherwise deliverable to the Equity Holder.

(b) Notwithstanding any other provisions of this Merger Agreement, dividends or other distributions payable on any portion of the Merger Consideration after the Effective Time, but prior to the delivery of such portion of the Merger Consideration to the Equity Holder pursuant to Section 1.09(a) above, shall be paid promptly by the Company to the Equity Holder of record, as set forth in Schedule 1.07(b), entitled to receive such portion of the Merger Consideration upon compliance with the procedures set forth in this Section, less the amount of any withholding taxes which may be required thereon as reasonably determined by the Company. At and after the Effective Time, there shall be no transfers on the applicable record books of the Equity Interests that are outstanding immediately prior to the Effective Time.

(c) On the Merger Closing Date, the Company will deposit the Indemnity Holdback Amount with the Escrow Agent (as defined in the Escrow Agreement) in accordance with the terms and conditions of the Escrow Agreement. The approval of the Merger and this Merger Agreement by the Equity Holder shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Indemnity Holdback Amount in escrow and the appointment of the Equity Holder’s Representative pursuant to the Contribution Agreement.

ARTICLE II

CLOSING

Section 2.01 Conditions Precedent.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the transactions contemplated by this Merger Agreement to occur on the Merger Closing Date is subject to the satisfaction or waiver on or prior to the Merger Closing of the following conditions:

(i) Consent. The requisite consent of the Equity Holder approving the Merger shall have been obtained. This condition may not be waived by any party.

(ii) Contribution. The Contribution shall have been completed. This condition may not be waived by any party.

(iii) Conversion. The Conversion shall have been completed. This condition may not be waived by any party.

(iv) IPO Proceeds. The Company shall have received substantially currently with the Merger Closing hereunder the proceeds from the IPO. This condition may not be waived by any party.

(v) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Merger Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(b) Conditions to Obligations of the Company. The obligation of the Company to effect the transactions contemplated by this Merger Agreement and to consummate the other transactions contemplated hereby to occur on the Merger Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Company in whole or in part):

(i) Representations and Warranties of the Contributor. (i) The representations and warranties of the Contributor set forth in Section 4.16 of the Contribution Agreement shall be true and correct in all respects as of the date of this Merger Agreement and as of the Effective Time, (ii) each representation and warranty of the Contributor in the Contribution Agreement (other than in Section 4.16) that is qualified by materiality or Contributor Material Adverse Effect shall be true and correct in all respects as of the date of this Merger Agreement and as of the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), and (iii) each representation and warranty of the Contributor contained in the Contribution Agreement (other than in Section 4.16) that is not qualified by materiality or Contributor Material Adverse Effect shall be true and correct as of the date of this Merger Agreement and as of the Merger Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Contributor Material Adverse Effect.

(ii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for Arcade 2 LLC to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of Arcade 2 LLC to consummate the transactions contemplated by this Merger Agreement) shall have been obtained.

(iii) Operating Company Agreement. Arcade 2 LLC shall have executed and delivered to the Company the operating company agreement of Arcade 2 LLC.

(c) Conditions to Obligations of Arcade 2 LLC. The obligation of Arcade 2 LLC to effect the transactions contemplated by this Merger Agreement and to consummate the other transactions contemplated hereby to occur on the Merger Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by Arcade 2 LLC in whole or in part):

(i) Representations and Warranties. (i) Each representation and warranty of the Company contained in the Contribution Agreement that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of the Contribution Agreement and as of the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), and (ii) each representation and warranty of the Company contained in the Contribution Agreement that is not qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date of the Contribution Agreement and as of the Effective Time as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Company to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Merger Agreement) shall have been obtained.

ARTICLE III

COVENANTS; ADDITIONAL AGREEMENTS

Section 3.01 Tax Covenants.

(a) Each party hereto (i) shall cause all Tax returns relating to the Contribution, Conversion and Merger to be filed on the basis of treating the Contribution, Conversion and Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) shall not take any position on any Tax return, or take any other reporting position, that is inconsistent with such treatment, unless otherwise required by applicable Laws.

(b) The Equity Holder shall provide the Company with such reasonable cooperation and information relating to Arcade 2 LLC, any Arcade 2 LLC Subsidiary and any JV Entity as the Company reasonably requires in (i) filing any Tax return, amended Tax return or claim for Tax refund, (ii) determining any liability for Taxes or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes or (iv) performing Tax diligence, including with respect to the impact of the transactions contemplated herein on the Company’s qualification as a REIT for U.S. federal income Tax purposes.

(c) The Company shall be responsible for the prosecution of any claim or audit instituted after the Merger Closing Date with respect to Taxes of Arcade 2 LLC, any Arcade 2 LLC Subsidiary or any JV Entity attributable to any taxable period, or portion thereof, ending on or before the Merger Closing Date.

Section 3.02 Liability For Transfer Taxes. Without duplication of the indemnity set forth in Section 6.05 of the Contribution Agreement, the Equity Holder agrees to indemnify the Company for any Incremental Transfer Taxes incurred as a result of any direct or indirect transfers of the Company Shares or interests therein within two years after the IPO Closing Date; provided that such Company Shares shall be the Company’s sole recourse with respect to such indemnification obligation. Without duplication of the indemnity set forth in Section 6.05 of the Contribution Agreement, the Equity Holder hereby grants a security interest in 50% of the Company Shares received as Merger Consideration to the Company and hereby irrevocably appoints the Company, and any of its agents, officers, or employees as its attorney-in fact, which shall be deemed coupled with an interest, with full power to prepare, execute and deliver any documents, instruments and agreements as may be appropriate to perfect and continue such security interest in favor of the Company. The security interest granted pursuant to this Section 3.02 shall attach to the Company Shares that are not included in the Indemnity Holdback Amount. The Company agrees that the security interest in the Company Shares received by the Equity Holder in the Merger may be released, or collateral may be substituted, in accordance with the terms of the Escrow Agreement.

Section 3.03 Indemnification. The parties agree that the provisions of Article V (Indemnification) and Section 6.04 of Article VI of the Contribution Agreement (Tax Protection Provisions) shall apply mutatis mutandis to this Merger Agreement.

ARTICLE IV

GENERAL PROVISIONS

Section 4.01 General Provisions. The provisions of Article VII (General Provisions) of the Contribution Agreement shall apply mutatis mutandis to this Merger Agreement.

Section 4.02 Amendments. This Merger Agreement may be amended by appropriate instrument, without the consent of the Contributor and the Equity Holder, at any time prior to the Merger Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the Merger Consideration to be delivered to the Equity Holder.

Section 4.03 Counterparts. This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Merger Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Merger Agreement and shall be binding upon the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

PARAMOUNT GROUP, INC.,
a Maryland corporation

By:	/s/ David P. Spence
Name:	David P. Spence
Title:	Senior Vice President

ARCADE RENTAL INVESTMENTS 2 LLC, a Delaware limited liability company

By:	Paramount Group, Inc., a Maryland corporation, its manager

By:	/s/ Gage R. Johnson
Name:	Gage R. Johnson
Title:	Senior Vice President

[Signature Page to Merger Agreement – Arcade 2]

STOCKHOLDER

/s/ Alexander Otto
Name: Alexander Otto

[Signature Page to Merger Agreement – Arcade 2]

EXHIBIT A

Form of Letter of Transmittal

[See attached]

Exhibit A

FORM

OF

LETTER OF TRANSMITTAL

representing Equity Interests of

[Name of Entity]

This Letter of Transmittal is being delivered in connection with the merger (the “Merger”) of [Name of Entity], a Delaware corporation, with and into Paramount Group, Inc., a Maryland corporation (the “Company”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of                     , 2014, by and among the Company, [Name of Entity] and the Stockholder[s]. The undersigned Stockholder hereby surrenders all of [her or his] Equity Interests in [Name of Entity], which consists of [list shares owned by the Stockholder] in [Name of Entity], for the purpose of receiving in exchange such Stockholder’s portion of the Merger Consideration as provided for and subject to the terms of the Merger Agreement and the terms of the Escrow Agreement.

Capitalized terms used and not defined in this Letter of Transmittal have the respective meanings ascribed to them in the Merger Agreement.

The undersigned agrees and acknowledges a portion of the Merger Consideration will be held by the Escrow Agent under the terms and conditions of the Escrow Agreement.

In exchange for the Equity Interests, the undersigned understands that the Company Shares to be issued as Merger Consideration to the undersigned will be issued by the Agent in book-entry form in the name of [Name of Stockholder].

[Signature page follows]

Exhibit A

SCHEDULE 1.07

Merger Consideration

Arcade 2 LLC

Equity Holder	Merger Consideration	Indemnity Holdback Amount
Alexander Otto	699,986 Company Shares	10,499 Company Shares

Schedule 1.07